Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
West Pharmaceutical Services, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 filed by West Pharmaceutical Services, Inc. on December 29, 2010 (File No. 333-171453) of our report dated June 23, 2017, with respect to the statements of net assets available for benefits of the West Contract Manufacturing Savings and Retirement Plan (formerly known as the Tech Group Puerto Rico Savings and Retirement Plan) as of December 31, 2016 and 2015, the related statements of changes in net assets available for benefits for the years ended December 31, 2016 and 2015, and the related supplemental schedule of assets (held at end of year) as of December 31, 2016, which report appears in the December 31, 2016 annual report on Form 11-K of the West Contract Manufacturing Savings and Retirement Plan.

/s/ Fischer Cunnane & Associates Ltd
Fischer Cunnane & Associates Ltd
Certified Public Accountants
West Chester, Pennsylvania
June 23, 2017